Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of USG Corporation (the “Corporation”) of our reports dated February 12, 2010, relating to the consolidated financial statements and financial statement schedule of the Corporation and the effectiveness of the Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Corporation for the year ended December 31, 2009.
/s/ Deloitte & Touche LLP
Chicago, Illinois
August 6, 2010